EXHIBIT 10.29

Xerium Technologies, Inc.

Description of Compensation for Non-Management Directors

Cash Compensation (as approved June 6, 2007)

The annual rate of cash compensation for non-management directors is $30,000. Non-management directors also receive $1,500 per director per meeting for attending meetings of the Board or any committee of the Board in person and $500 for attending meetings that last longer than one hour by telephone. The chairman of the Board and the chairman of the Audit Committee also each receive additional cash compensation at an annual rate of $10,000 per year, and the chairman of the Compensation Committee and the chairman of the Nominating and Corporate Governance Committee each receive additional cash compensation at an annual rate of $5,000 per year. Directors are also reimbursed for out-of-pocket expenses for attending Board and committee meetings.

Equity Compensation

Non-management directors also receive compensation in form of equity-based awards as approved from time to time.

In each of 2005, 2006, and 2007, each of the non-management directors received a restricted stock unit award in respect of 2,500 shares of common stock of the Company. Dividends in respect of these restricted stock units are paid at the same rate as dividends on the Company’s common stock, but are paid only in the form of additional restricted stock units. Upon the termination of the director’s service on the Company’s board such director is entitled to receive the number of shares of common stock that equals the number of restricted stock units the director has earned.